Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Empire Global Gaming, Inc.
555 Woodside Avenue
Bellport, NY 11713

Gentlemen:
We have issued our report dated March 14, 2011, accompanying the financial statements of Empire Global Gaming, Inc. as of December 31, 2010 and the related statements of operations, stockholders’ equity and cash flows for the period from inception (May 11, 2010) to December 31, 2010 contained in the Form S-1/A under the Securities Exchange Act of 1933, as amended.  We consent to the use of the aforementioned report in the Form S-1/A under the Securities Exchange Act of 1934, as amended.

We further consent to the reference to our firm under the caption “Experts” appearing in the Prospectus of such Registration Statement.

Hackensack, New Jersey April 18, 2011